Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form F-3) of BioNTech SE and in the related Prospectus of our report dated March 30, 2021, with respect to the consolidated financial statements of BioNTech SE, and the effectiveness of internal control over financial reporting of BioNTech SE, incorporated by reference in this Annual Report (Form 20-F) for the year ended December 31, 2020.

/s/ Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft

Cologne, Germany

March 30, 2021